EXHIBIT 99.1

MARTIN MARIETTA REPORTS THIRD-QUARTER 2017 RESULTS

Aggregates Product Line Gross Margin Improves 180 Basis Points;

Consolidated Gross Margin Expands Despite Lower Revenues

Aggregates Product Line Pricing Improves 5.1 Percent;

Pricing Momentum Also Continues for Cement, Ready Mixed Concrete and Asphalt

RALEIGH, N.C. (November 2, 2017) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported results for the third quarter ended September 30, 2017.

Highlights Include the Following Third-Quarter Results:

(All comparisons are versus prior-year third quarter)

♦	Consolidated net sales of $1.022 billion compared with $1.038 billion
♦	Building Materials business net sales of $963.6 million compared with $978.1 million
♦	Magnesia Specialties net sales of $58.5 million compared with $60.2 million
♦	Consolidated total revenues of $1.088 billion compared with $1.104 billion
♦	Consolidated gross profit of $291.7 million compared with $293.3 million
♦	Consolidated earnings from operations of $227.0 million compared with $242.7 million
♦	Net earnings attributable to Martin Marietta of $151.5 million compared with $159.5 million
♦	EBITDA of $302.0 million compared with $322.8 million
♦	Earnings per diluted share of $2.39 compared with $2.49

Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “Our third-quarter results reflect our ability to adapt to external challenges and deliver solid operating results. While Hurricanes Harvey and Irma unquestionably impacted our business, negatively affecting revenues and profitability, weather-related events are short-term in nature and dislocations or delays are subsequently resolved. Furthermore, the attractive markets in which Martin Marietta operates are experiencing record employment levels.  As a result, many contractors are facing a skilled labor shortage, requiring them to accept a slower, yet steadier, pace of project work often with multi-year backlogs.  State Departments of Transportation (DOT) in several of our key states are also understaffed relative to the influx of new projects and, as a result, projects have been delayed.

“Notably, we achieved solid pricing growth across all product lines and segments and a 180-basis-point expansion in aggregates product line gross margin despite these externally-driven volume headwinds.  Notwithstanding weather, the Company achieved record quarterly earnings per diluted share, excluding nonrecurring repair costs related to certain of the Company’s leased railcars.  These results underscore the importance of attractive market fundamentals, the pricing power of our business and our continued focus on operational excellence.

“We remain confident in Martin Marietta’s long-term outlook, with the fundamental drivers for broad-based construction activity supporting a steady and extended, yet somewhat slower than anticipated, cyclical recovery across our geographic footprint.  The United States is experiencing the third longest construction recovery since

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the Great Depression, and we see this recovery continuing for the next several years.  The building blocks to address the undeniable need for significant investment exist; however, we have yet to see meaningful growth in heavy construction activity, particularly in the public arena. Positive momentum in residential and nonresidential construction has been offset by lackluster infrastructure activity, which continues to be significantly hindered by project delays and uncertainty concerning regulatory and other related reform.  As a result, we expect aggregates shipments will continue its steady growth through the extended recovery.”

Mr. Nye concluded, “Looking ahead, our leading positions in many of the nation’s most attractive and otherwise vibrant markets should allow Martin Marietta to capitalize on the durable, multi-year construction recovery.  Our customers maintain positive near- and medium-term outlooks, as supported by their reported strong backlogs. We stand to benefit from the expected increased demand for infrastructure projects and private-sector construction activity as regulatory reform emerges and state DOTs and customers address labor constraints. We are committed to further enhancing long-term shareholder value, with a relentless focus on world-class safety standards, diligent cost discipline, operational excellence and strategic growth initiatives.”

Mr. Nye’s CEO Earnings Commentary and Market Perspective can be found on the Investor Relations section of the Company’s website.

Notable Items for the Quarter and Nine Months Ended September 30

(All variance and margin comparisons are versus the prior-year period)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Consolidated net sales	$ 1.022B	$ 1.038B	$ 2.810B	$ 2.688B
% variance	(1.6%)		4.6%
Consolidated total revenues	$ 1.088B	$ 1.104B	$ 2.995B	$ 2.870B
% variance	(1.5%)		4.4%
Consolidated gross profit	$ 291.7M	$ 293.3M	$ 712.8M	$ 686.0M
% variance	(0.6%)		3.9%
Consolidated gross margin	26.8%	26.6%	23.8%	23.9%
margin variance	20 bps		(10 bps)
Consolidated earnings from operations	$ 227.0M	$ 242.7M	$ 517.0M	$ 519.5M
% variance	(6.5%)		(0.5%)
Net earnings attributable to Martin Marietta	$ 151.5M	$ 159.5M	$ 336.2M	$ 326.5M
% variance	(5.0%)		3.0%
EBITDA [1]	$ 302.0M	$ 322.8M	$ 742.0M	$ 741.9M
% variance	(6.5%)		--
EBITDA margin as a % of total revenues	27.8%	29.2%	24.8%	25.9%
margin variance	(140 bps)		(110 bps)
Earnings per diluted share	$2.39	$2.49	$5.30	$5.08
% variance	(4.0%)		4.3%

1 See appendix for a reconciliation to net earnings.

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Operating Results

(All comparisons are versus the prior-year period unless noted otherwise)

Building Materials Business

Third-quarter 2017 total revenues for the Building Materials business, which includes the aggregates, cement, ready mixed concrete and asphalt and paving product lines, were $1.024 billion, down slightly from $1.039 billion.  Average selling prices improved across all product lines and segments despite lower shipment volumes.  The aggregates product line average selling price improvement of 5.1 percent was led by a 9.6 percent increase in the Southeast Group. The Mid-America Group and West Group reported increases of 6.2 percent and 1.1 percent, respectively. The cement product line generated pricing growth of 3.9 percent, driven by ongoing construction activity in the Dallas/Fort Worth area. Ready mixed concrete and asphalt pricing increased 4.9 percent and 11.8 percent, respectively.

Aggregates product line shipments decreased 3.2 percent compared with the third quarter of 2016, driven by ongoing project delays, customer- and DOT-related labor constraints, government uncertainty and near-record precipitation compounded by major hurricane and tropical storm activity. The West Group’s shipments decreased 6.8 percent and were most negatively affected by wet weather, notably in Texas where third quarter 2017 marked the fourth wettest third quarter in the last 123 years.  The Southeast Group overcame the impact of Hurricane Irma and other storms, reporting aggregates volume growth of 4.7 percent, driven by strong residential and nonresidential construction activity. Total cement shipments decreased 9.7 percent. Ready mixed concrete and asphalt shipments decreased 13.1 percent and 10.7 percent, respectively.

Infrastructure Market Highlights

♦

The infrastructure market comprised 42 percent of third-quarter aggregates product line volumes, which remains below the Company’s most recent five-year average. Continued underinvestment in the nation’s infrastructure, coupled with marginal infrastructure construction activity from the Fixing America’s Surface Transportation Act (FAST Act) and ongoing project delays, resulted in declining infrastructure shipments.

Nonresidential Market Highlights

♦

The nonresidential market represented 32 percent of aggregates product line shipments and overall nonresidential shipments were relatively flat for the third quarter. Volumes were driven primarily by office, retail and warehouse projects along interstate corridors as the Company awaits the start of the next round of major energy-sector construction projects along the Gulf of Mexico.

♦

The Mid-America and Southeast Groups reported strong industrial construction growth.  Consistent with management’s expectations, the West Group reported a decline in nonresidential shipments due to the completion of several large energy-related projects in 2016 that were not immediately replaced in 2017.  Management expects the next wave of these projects to bid in 2018.

Residential Market Highlights

♦

The residential market accounted for 19 percent of third-quarter aggregates product line shipments, which increased 4 percent, driven by continued strength in housing across the Company’s geographic footprint, particularly in the southeastern United States.

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♦

Texas, Florida, North Carolina, Georgia, South Carolina and Colorado, key geographies for the Building Materials business, comprised six of the top ten states for growth in single-family housing unit starts as of September 2017.

ChemRock/Rail Market Highlights

♦	The ChemRock/Rail market accounted for the remaining 7 percent of aggregates product line volumes and declined versus the prior-year quarter.

Magnesia Specialties Business

Third-quarter 2017 total revenues for the Magnesia Specialties business were $63.9 million, a decrease of 1.9 percent from $65.1 million, with declines in both the chemicals and lime product lines.  Gross profit decreased $2.9 million due to kiln outages, coupled with higher energy and maintenance costs.

Consolidated Operating Results

Selling, general and administrative (SG&A) expenses were 5.3 percent of total revenues, reflecting the impact of weather and other delays on revenues.

On a year-to-date basis, the estimated effective income tax rate was 26.2 percent, reflecting a 130-basis-point benefit from excess tax benefits associated with option exercises and vesting of stock-based compensation awards.  Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires excess income tax benefits and tax deficiencies to be recorded in tax expense, as a discrete event, in the period shares are issued or options are exercised.

Liquidity and Capital Resources

Cash provided by operating activities for the nine months ended September 30 was $418.4 million in 2017 compared with $421.7 million in 2016.

Property, plant and equipment additions for the nine months ended September 30, 2017 were $308.7 million, reflecting the continued strategic deployment of capital into the business, including mobile fleet purchases that will reduce maintenance and repair costs.  Full-year capital spending is expected to range from $450 million to $500 million.

At September 30, 2017, the ratio of consolidated debt-to-consolidated EBITDA, as defined in the applicable credit agreement, for the trailing-12 months was 1.74 times.

Capital Allocation Priorities Enhance Shareholder Value

Martin Marietta is dedicated to maintaining disciplined capital allocation to further enhance shareholder value. The Company’s unchanged capital allocation priorities include the right acquisitions that enable the successful execution of the Company’s strategic growth plan, organic capital investment, and the return of cash to shareholders through a meaningful and sustainable dividend and share repurchases.

Consistent with these objectives, the Company’s previously-announced acquisition of Bluegrass Materials Company, the largest privately-held, pure-play aggregates business in the United States, is expected to close in the first half of 2018 subject to the customary regulatory process and other closing conditions.  Furthermore, in

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August 2017, Martin Marietta increased its annual cash dividend by 5 percent.  The Board of Directors of Martin Marietta previously authorized a share repurchase program under which the Company may acquire up to 20 million shares of its outstanding common stock. Since announcing its repurchase authorization in February of 2015, the Company has repurchased 5.3 million shares and, including the payment of dividends, returned $1.18 billion to shareholders.  As of September 30, 2017, there were 62.9 million shares of Martin Marietta common stock outstanding and 14.7 million shares remaining under the current repurchase authorization.

Pending Bluegrass Materials Acquisition

As previously announced on October 19, 2017, Martin Marietta committed to certain timelines with the United States Department of Justice (DOJ) pursuant to which the Company has agreed (1) not to consummate the Bluegrass Materials acquisition before the end of January 2018, unless the DOJ has completed its investigation and has issued any related orders prior to that date, and (2) not to certify substantial compliance with the DOJ’s previous request for additional information and documentary material relating to the acquisition before November 9, 2017. Bluegrass Materials also made the same commitments to the DOJ on the same terms.

Martin Marietta and Bluegrass Materials are continuing to work closely and cooperatively with the DOJ in its review of the proposed transaction. The parties currently anticipate that the proposed acquisition will be completed in the first half of 2018.

Full-Year 2017 Outlook

Martin Marietta remains optimistic about the Company’s long-term outlook given its continued ability to successfully execute its strategic business plans and the largely positive trends in the markets it serves.  Given the skilled labor shortage, project delays and government uncertainty that has limited growth throughout the year, management has revised its guidance for full year 2017 as follows:

♦	Aggregates product line end-use markets compared with 2016 levels are as follows:
•	Infrastructure market to decrease in the mid-single digits.
•	Nonresidential market to remain relatively flat.
•	Residential market to increase in the high-single digits.
•	ChemRock/Rail market to decrease in the low-double digits.

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2017 GUIDANCE
	Low	High
Consolidated Results
Net sales [1]	$ 3.64B	$ 3.74B
Total revenues [1]	$ 3.87B	$ 3.97B
Gross profit	$ 910M	$ 960M

SG&A	$ 260M	$ 265M
Interest expense	$ 88M	$ 93M
Estimated tax rate (excluding discrete events)	28%	28%
Capital expenditures	$ 450M	$ 500M

Net earnings attributable to Martin Marietta [2]	$ 400M	$ 445M
EBITDA	$ 940M	$ 985M

Building Materials Business
Aggregates Product Line
Volume (total tons) [3]	157M	160M
% growth [2]	(1.0%)	1.0%
Average selling price per ton	$ 13.40	$ 13.50
% growth	4.0%	5.0%
Net sales	$ 2.10B	$ 2.16B
Total revenues	$ 2.30B	$ 2.37B
Gross profit	$ 573M	$ 602M

Cement Product Line
Net sales	$ 365M	$ 375M
Total revenues	$ 379M	$ 389M
Gross profit	$ 110M	$ 120M

Ready Mixed Concrete and Asphalt and Paving Product Lines
Net sales	$ 1.27B	$ 1.31B
Total revenues	$ 1.27B	$ 1.31B
Gross profit	$ 140M	$ 145M

Magnesia Specialties Business
Net sales	$ 245M	$ 250M
Total revenues	$ 268M	$ 273M
Gross profit	$ 85M	$ 90M

1 2017 consolidated net sales and total revenues exclude $355 million related to estimated interproduct sales.

2 The 2017 guidance range for EBITDA is calculated in a manner consistent with the presentation of EBITDA.  See appendix for a reconciliation to net earnings.

3 Represents 2017 total aggregates volumes, which includes approximately 11 million internal tons. Volume growth ranges are in comparison to total volumes of 158.6 million tons as reported for the full year 2016, which includes 10.4 million internal tons.

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Preliminary View of 2018

The fundamental drivers for the Company’s expected growth remain intact as the current broad-based recovery continues on a steady and extended basis. Even with a construction-centric phase of the economic expansion, given the shortage of skilled labor and project delays, the pace of construction activity has been slower. Notably:

♦

As state DOTs and contractors address labor constraints and regulatory reform emerges, infrastructure construction should begin to see benefits from the funding provided by the FAST Act. Additionally, state and local initiatives that support infrastructure funding, including gas tax increases and other ballot initiatives passed over the previous 24 months, are expected to grow and continue to play an expanded role in public-sector activity.

♦

Nonresidential construction is expected to modestly increase in both the heavy industrial and commercial sectors; Dodge forecasts continued nonresidential growth for the next several years. Additional energy-related economic activity, including follow-on public and private construction, will be mixed. While the pace of permitting and final investment decisions has slowed, management expects new energy-related projects should enter the bid phase in 2018 with construction activity in 2019 and beyond.

♦

Residential construction is expected to continue growing, particularly in key Martin Marietta markets, driven by employment gains, historically low levels of construction activity over the previous years, low mortgage rates, higher lot development, and higher multi-family rental rates.  Notably, six of Martin Marietta’s key states - Texas, Florida, North Carolina, Georgia, South Carolina and Colorado - rank in the top ten for single-family housing unit permits.

Management’s preliminary view of 2018 anticipates aggregates shipments to increase in the mid-single digits as long as the forces that have limited growth (i.e., labor constraints, governmental/legislative uncertainty) remain in place.  Further, management expects faster expansion in the West and Southeast Groups and comparatively slower growth in the Mid-America Group, which historically has generated the Company’s highest margins.  This preliminary outlook excludes any impact from the pending acquisition of Bluegrass Materials and any benefit from a potential increase in federal infrastructure spending.

Risks to Outlook

The outlook includes management’s assessment of the likelihood of certain risks and uncertainties that may affect performance, including but not limited to: both price and volume, and a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the volatility in the commencement of infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a further decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a sustained reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws, rules and regulations; construction labor shortages and/or supply-chain challenges; and unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to its cement and/or its Magnesia Specialties production facilities.  Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability.  If these negatively affect transportation budgets more than in the past, construction

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spending could be reduced.  Cement is subject to cyclical supply and demand and price fluctuations.  The Magnesia Specialties business essentially runs at capacity; therefore, any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in construction markets.  This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, mitigate the risk of uncollectible receivables.  The level of demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Building Materials business and, therefore, profitability.  Production costs in the Building Materials business are also sensitive to energy and raw material prices, both directly and indirectly.  Diesel fuel, coal, and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts.  Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network.  The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization as well as the absolute price and fluctuation in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of rail cars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s efficient transportation of aggregates products in certain markets, most notably Texas, Colorado, Florida, North Carolina and the Gulf Coast.  In addition, availability of rail cars and locomotives affects the Company’s movement of essential dolomitic lime for magnesia chemicals, to both the Company’s plant in Manistee, Michigan and its customers.  The availability of trucks, drivers and railcars to transport the Company’s products, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

All of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability.  The first and fourth quarters are most adversely affected by winter weather.  Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. In fact, in August and September 2017, respectively, Hurricanes Harvey and Irma generated winds and significant amounts of rainfall which disrupted operations in Texas, Louisiana, Florida, Georgia and the Carolinas.  However, after flood waters recede, management expects an increase in construction activity as roads, homes and businesses are repaired.

Risks to the outlook also include shipment declines resulting from economic events beyond the Company’s control.  In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP — EBITDA and the ratio of consolidated debt-to-consolidated EBITDA, as defined in the applicable credit agreement.  Tables reconciling these non-GAAP financial measures for the respective periods are included in the appendix to the press release.

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Conference Call Information

The Company will discuss its third-quarter 2017 earnings results on a conference call and an online web simulcast today (November 2, 2017).  The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time today.  An online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events will be available at the Company’s website.  Additionally, the Company has posted supplemental financial information related to its third-quarter performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 2189214.

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete, and asphalt. Through a network of operations spanning 26 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products.  For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

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If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  Forward-looking statements give the investor the Company’s expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as "anticipate," "expect," "should be," "believe," “will,” and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, the performance of the United States economy; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a further slowdown in energy-related construction activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Company’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Company, and may be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$1,022.1	$1,038.3	$2,810.1	$2,687.7
Freight and delivery revenues	65.6	65.6	185.0	182.2
Total revenues	1,087.7	1,103.9	2,995.1	2,869.9
Cost of sales	730.4	745.0	2,097.3	2,001.7
Freight and delivery costs	65.6	65.6	185.0	182.2
Total cost of revenues	796.0	810.6	2,282.3	2,183.9
Gross profit	291.7	293.3	712.8	686.0
Selling, general and administrative expenses	57.2	54.8	195.1	172.9
Acquisition-related expenses, net	1.3	0.3	3.3	0.9
Other operating expense (income), net	6.2	(4.5)	(2.6)	(7.3)
Earnings from operations	227.0	242.7	517.0	519.5
Interest expense	23.1	20.6	68.0	60.9
Other nonoperating income, net	(0.4)	(8.3)	(6.4)	(12.1)
Earnings before taxes on income	204.3	230.4	455.4	470.7
Taxes on income	52.8	70.9	119.3	144.0
Consolidated net earnings	151.5	159.5	336.1	326.7
Less: Net (loss) earnings attributable to noncontrolling interests	-	-	(0.1)	0.2
Net earnings attributable to Martin Marietta Materials, Inc.	$151.5	$159.5	$336.2	$326.5

Net earnings per common share attributable to common shareholders:
Basic	$2.40	$2.50	$5.33	$5.10
Diluted	$2.39	$2.49	$5.30	$5.08

Dividends per common share	$0.44	$0.42	$1.28	$1.22

Average number of common shares outstanding:
Basic	62.9	63.5	62.9	63.7
Diluted	63.2	63.7	63.2	64.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Total revenues:
Building Materials Business:
Mid-America Group	$308.5	$297.3	$788.4	$762.3
Southeast Group	94.8	83.8	277.5	243.1
West Group	620.5	657.7	1,726.7	1,671.6
Total Building Materials Business	1,023.8	1,038.8	2,792.6	2,677.0
Magnesia Specialties	63.9	65.1	202.5	192.9
Total	$1,087.7	$1,103.9	$2,995.1	$2,869.9

Net sales:
Building Materials Business:
Mid-America Group	$287.1	$275.8	$734.3	$708.1
Southeast Group	91.4	80.0	266.6	230.0
West Group	585.1	622.3	1,622.9	1,571.0
Total Building Materials Business	963.6	978.1	2,623.8	2,509.1
Magnesia Specialties	58.5	60.2	186.3	178.6
Total	$1,022.1	$1,038.3	$2,810.1	$2,687.7

Gross profit (loss):
Building Materials Business:
Mid-America Group	$117.9	$103.8	$242.8	$224.2
Southeast Group	18.4	16.0	51.6	41.9
West Group	132.0	154.0	349.2	361.2
Total Building Materials Business	268.3	273.8	643.6	627.3
Magnesia Specialties	19.9	22.8	65.8	67.6
Corporate	3.5	(3.3)	3.4	(8.9)
Total	$291.7	$293.3	$712.8	$686.0

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$12.7	$12.8	$39.9	$39.2
Southeast Group	4.1	4.3	12.9	12.7
West Group	24.7	22.5	75.7	69.0
Total Building Materials Business	41.5	39.6	128.5	120.9
Magnesia Specialties	2.3	2.4	7.1	7.1
Corporate	13.4	12.8	59.5	44.9
Total	$57.2	$54.8	$195.1	$172.9

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$106.2	$92.2	$205.0	$187.7
Southeast Group	17.9	11.9	42.3	30.6
West Group	96.5	134.6	270.3	299.7
Total Building Materials Business	220.6	238.7	517.6	518.0
Magnesia Specialties	17.6	20.4	58.6	60.3
Corporate	(11.2)	(16.4)	(59.2)	(58.8)
Total	$227.0	$242.7	$517.0	$519.5

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Total revenues by product line:
Building Materials Business:
Aggregates	$647.1	$638.0	$1,776.3	$1,715.5
Ready Mixed Concrete	240.4	264.1	705.1	666.5
Cement	91.9	97.3	290.5	287.9
Asphalt and Paving	150.4	151.1	291.9	253.9
Less: Interproduct revenues	(106.0)	(111.7)	(271.2)	(246.8)
Total Building Materials Business	1,023.8	1,038.8	2,792.6	2,677.0
Magnesia Specialties Business	63.9	65.1	202.5	192.9
Total	$1,087.7	$1,103.9	$2,995.1	$2,869.9

Net sales by product line:
Building Materials Business:
Aggregates	$591.2	$581.5	$1,621.0	$1,559.7
Ready Mixed Concrete	240.2	263.8	704.5	665.5
Cement	88.6	94.7	281.3	279.0
Asphalt and Paving	149.6	149.8	288.2	251.7
Less: Interproduct sales	(106.0)	(111.7)	(271.2)	(246.8)
Total Building Materials Business	963.6	978.1	2,623.8	2,509.1
Magnesia Specialties Business	58.5	60.2	186.3	178.6
Total	$1,022.1	$1,038.3	$2,810.1	$2,687.7

Gross profit (loss) by product line:
Building Materials Business:
Aggregates	$188.0	$173.9	$440.6	$421.0
Ready Mixed Concrete	23.9	32.8	70.6	76.0
Cement	27.6	36.9	88.0	93.5
Asphalt and Paving	28.8	30.2	44.4	36.8
Total Building Materials Business	268.3	273.8	643.6	627.3
Magnesia Specialties Business	19.9	22.8	65.8	67.6
Corporate	3.5	(3.3)	3.4	(8.9)
Total	$291.7	$293.3	$712.8	$686.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2017	2016	2016
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$35.2	$50.0	$60.7
Accounts receivable, net	582.5	457.9	566.4
Inventories, net	576.4	521.6	508.2
Other current assets	83.9	56.9	56.2
Property, plant and equipment, net	3,521.6	3,423.4	3,379.6
Intangible assets, net	2,664.6	2,670.7	2,675.7
Other noncurrent assets	102.6	120.4	126.4
Total assets	$7,566.8	$7,300.9	$7,373.2

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$80.0	$180.0	$228.0
Other current liabilities	388.5	366.6	376.9
Long-term debt (excluding current maturities)	1,642.5	1,506.2	1,536.8
Other noncurrent liabilities	1,121.8	1,105.5	1,073.1
Total equity	4,334.0	4,142.6	4,158.4
Total liabilities and equity	$7,566.8	$7,300.9	$7,373.2

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Nine Months Ended
	September 30,
	2017	2016
Operating activities:
Consolidated net earnings	$336.1	$326.7
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	221.4	212.0
Stock-based compensation expense	23.7	17.2
(Gain) Loss on divestitures and sales of assets	(18.0)	0.2
Deferred income taxes	6.5	59.8
Other items, net	(9.6)	(17.9)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(124.6)	(133.8)
Inventories, net	(54.8)	(34.0)
Accounts payable	3.2	12.4
Other assets and liabilities, net	34.5	(20.9)
Net cash provided by operating activities	418.4	421.7

Investing activities:
Additions to property, plant and equipment	(308.7)	(285.5)
Acquisitions, net	(7.2)	(178.7)
Cash received in acquisition	-	4.3
Proceeds from divestitures and sales of assets	33.1	5.2
Payment of railcar construction advances	(43.0)	(37.4)
Reimbursement of railcar construction advances	41.0	37.4
Net cash used for investing activities	(284.8)	(454.7)

Financing activities:
Borrowings of long-term debt	1,011.2	360.0
Repayments of long-term debt	(975.0)	(168.3)
Payments on capital leases	(2.7)	(2.5)
Debt issue costs	(2.0)	(0.2)
Change in bank overdraft	1.0	(10.2)
Contributions by noncontrolling interest to joint venture	0.2	-
Repurchases of common stock	(100.0)	(190.0)
Dividends paid	(81.0)	(78.3)
Proceeds from exercise of stock options	10.0	21.9
Shares withheld for employees' income tax obligations	(10.1)	(7.1)
Net cash used for financing activities	(148.4)	(74.7)

Net decrease in cash and cash equivalents	(14.8)	(107.7)
Cash and cash equivalents, beginning of period	50.0	168.4
Cash and cash equivalents, end of period	$35.2	$60.7

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2017		September 30, 2017
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group	(2.0%)	6.2%	(0.5%)	4.3%
Southeast Group	4.7%	9.6%	5.3%	10.2%
West Group	(6.8%)	1.1%	(2.4%)	2.3%
Total Aggregates Product Line (2)	(3.2%)	5.1%	(0.6%)	4.7%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in thousands)	2017	2016	2017	2016
Mid-America Group	21,371	21,818	54,624	54,872
Southeast Group	5,349	5,109	15,579	14,802
West Group	17,085	18,331	49,637	50,845
Total Aggregates Product Line (2)	43,805	45,258	119,840	120,519

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Shipments (in thousands)
Aggregates tons - external customers	40,787	41,947	111,617	112,601
Internal aggregates tons used in other product lines	3,018	3,311	8,223	7,918
Total aggregates tons	43,805	45,258	119,840	120,519

Ready Mixed Concrete - cubic yards	2,160	2,486	6,442	6,269

Cement tons - external customers	523	574	1,749	1,837
Internal cement tons used in other product lines	294	331	895	879
Total Cement tons	817	905	2,644	2,716

Asphalt tons - external customers	385	412	863	755
Internal asphalt tons used in road paving business	829	948	1,615	1,597
Total asphalt tons	1,214	1,360	2,478	2,352

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$13.40	$12.75	$13.43	$12.83
Ready Mixed Concrete (per cubic yard)	$109.22	$104.16	$107.34	$104.06
Cement (per ton)	$107.11	$103.08	$105.26	$101.37
Asphalt (per ton)	$44.73	$40.01	$43.08	$39.54

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of September 30, 2017, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at September 30, 2017, for the trailing-12 months EBITDA. For supporting calculations, refer to Company's website at www.martinmarietta.com.

Twelve Month Period
October 1, 2016 to
September 30, 2017
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$435.0
Add back:
Interest expense	88.8
Income tax expense	156.9
Depreciation, depletion and amortization expense	290.8
Stock-based compensation expense	27.0
Acquisition-related expenses	3.3

Deduct:
Interest income	(0.3)

Consolidated EBITDA, as defined by the Company's Credit Agreement	$1,001.5

Consolidated Net Debt, as defined and including debt for which the Company is a co-borrower, at September 30, 2017	$1,738.4

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement,
at September 30, 2017 and 2016, for the trailing-12 months EBITDA	1.74 times

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (Continued)
(Dollars in millions)

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow.  For further information on EBITDA, refer to the Company's website at www.martinmarietta.com.  EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$302.0	$322.8	$742.0	$741.9

A Reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to Consolidated EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Earnings Attributable to Martin Marietta Materials, Inc.	$151.5	$159.5	$336.2	$326.5
Add back:
Interest Expense	23.1	20.6	68.0	60.9
Taxes on Income	52.8	70.9	119.3	144.0
Depreciation, Depletion and Amortization Expense	74.6	71.8	218.5	210.5
Consolidated EBITDA	$302.0	$322.8	$742.0	$741.9

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to the midpoint of the range for EBITDA included in the full-year 2017 outlook is as follows:

	Midpoint of Outlook Full-Year 2017

Net Earnings Attributable to Martin Marietta Materials, Inc.	$422.5
Add back:
Interest Expense	90.5
Taxes on Income	165.0
Depreciation, Depletion and Amortization Expense	284.5
Consolidated EBITDA	$962.5

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